UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

SPECIAL FINANCIAL REPORT

SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

1300 East Pike Partners LLC

Solis Seattle, LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 024-11757

Delaware	87-2495786
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Washington	32-0570697
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2909 1st Avenue South Seattle, Washington	98134
(Address of principal executive offices)	(Zip Code)

(206) 462-1103

Registrant’s telephone number, including area code

Units of LLC Interest

(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Special Financial Report on Form 1-K (“Special Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “outlook,” “believe,” “estimate,” “potential,” “projected,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “could” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance, or achievements that we express or imply in this Special Report or in the information incorporated by reference into this Special Report.

The forward-looking statements included in this Special Report are based upon our current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	unforeseen events beyond our control, such as terrorist attacks, health concerns, including pandemics and epidemics such as COVID-19, imposition of taxes and surcharges by regulatory authorities, travel related restrictions, accidents, and unusual weather patterns, including natural disasters such as hurricanes, tornadoes, or earthquakes;

●	changes in economic conditions generally and the real estate markets specifically;

●	increased interest rates and operating costs;

●	our failure to obtain necessary outside financing;

●	our level of debt and the terms and limitations imposed on us by our debt agreements;

●	our ability to retain our executive officers and other key personnel of our Manager and its affiliates;

●	expected rates of return provided to investors;

●	the ability of our Manager and its affiliates to operate the property;

●	our ability to retain and hire competent employees and appropriately staff our operations;

●	legislative or regulatory changes impacting our business or our assets (including changes in the Securities and Exchange Commission (“SEC”) guidance related to Regulation A (“Regulation A”) of the Securities Act of 1933, as amended (the “Securities Act”), or the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”));

●	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by our Manager;

●	our compliance with applicable local, state, and federal laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act and other laws; and

●	changes to U.S. generally accepted accounting principles (“U.S. GAAP”).

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Special Report. All forward-looking statements are made as of the date of this Special Report and the risk that actual results will differ materially from the expectations expressed in this Special Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Special Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Special Report, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Special Report will be achieved.

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Item 1.	Business

The Property

The Property, known as SOLIS, located on approximately 8,960 square feet of land at 1300 East Pike Street, Seattle, Washington, is a recently constructed, 100% leased, award-winning six-story mixed-use residential/retail building totaling 34,260 net rentable square feet, including approximately 5,960 net rentable square feet of retail space on the first floor, and 28,300 net rentable square feet across 45 residential units for rent on floors two through six. SOLIS also has shared amenities and a common green space on the roof. The Property was completed in May 2020. As of June 30, 2022, the retail space is 100% leased to three tenants, Carignan LLC d/b/a L’Experience Paris, Flight, LLC and Paint Salon, LLC, and all 45 residential units are leased. Thirty of the residential units are subject to lease terms ranging from six to 15 months and monthly rental rates ranging from $1,304 to $3,825, nine residential units are subject to a five-year lease agreement with Sonder USA Inc., and six residential units are subject to a corporate housing rental services agreement with Aplus Housing Inc.

Each residential unit at the Property offers 9-foot ceilings, washers and dryers, key-fobbed entry and high-end finishes. European-style windows with triple-pane glass allow for exceptionally quiet interiors while also improving energy efficiency. The Property also offers an expansive green roof deck with panoramic views of the city skyline, Mt. Rainier and the Olympic Mountains, bike storage/storage lockers, 13 subterranean parking spaces, a dog run and other amenities.

SOLIS has a number of elements that promote sustainability and reduce energy usage. Ground floor sidewalk awnings all feature solar panels, reducing electricity bills. The Property’s residential floors have been built to Passive House standards (PHIUS+ 2015), providing residents the opportunity to save on utility costs as SOLIS is expected to use up to 70% less energy for heating and cooling. The Property is the largest Passive House certified multifamily project in Washington State and was also recently recognized as the Best Multifamily Project of the Year and Best Overall Project of the Year for 2021 by Passive House Institute US Inc. (PHIUS).

Lastly, SOLIS participates in Seattle’s Multifamily Tax Exemption (MFTE) Program, a program started to encourage the creation of affordable multifamily housing in the city. SOLIS has been enrolled in the program starting in tax year 2020 as it offers 8 units at rates well-below market in exchange for substantial real estate tax benefits.

The Retail Leases

The retail space on the first floor of SOLIS is currently 100% leased to three tenants subject to the following lease agreements.

L’Experience Paris Lease. On May 1, 2021, Carignan LLC d/b/a/ L’Experience Paris entered into a 64-month lease to rent 3,525 square feet to operate a full-service restaurant, bar and bakery. The annual base rent is $133,950 for the first 12 months ending August 31, 2022, with 3% annual increases for each 12-month period thereafter. The base lease term expires on August 31, 2026. The tenant has the option to extend the lease term for two five-year periods following the initial termination date upon 180 days’ prior written notice. The rental rate for the first 12 months of each renewal period will be set at the then prevailing fair market rental rate for comparable properties, provided that the renewal rate for the first 12 months of the renewal period will not be less than the base rent for the expiring lease year and no greater than 15% higher than the previous lease year (the “Renewal Rate”). The Renewal Rate will be subject to 3% annual increases for each 12-month period thereafter. Reimbursements from the tenant for its pro-rata share of property operating expenses due under the lease is expected to be approximately $10.75 per leased square foot per year.

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Flight Wine Lease. On October 3, 2019, Flight, LLC entered into a 62-month lease to rent 1,475 square feet to operate a wine bar and chocolate shop. The annual base rent is $57,731.52 for the 12-month period ending December 31, 2022, with 3% annual increases for each 12-month period thereafter. The base lease term expires on December 31, 2025. The tenant has the option to extend the term of the lease for two five-year periods following the initial termination date upon 180 days’ prior written notice. The rental rate for the first 12 months of each renewal period will be set at the Renewal Rate, subject to 3% annual increases for each 12-month period thereafter. Reimbursements from the tenant for its pro-rata share of property operating expenses due under the lease is expected to be approximately $10.75 per leased square foot per year.

Paint Salon Lease. On July 2, 2020, Paint Salon, LLC entered into 62-month lease to rent approximately 923 square feet to operate a full-service beauty salon. The annual base rent is $38,028 for the first 12 months ending November 30, 2022, with 3% annual increases for each 12-month period thereafter. The base lease term expires on September 30, 2025. The tenant has the option to extend the term of the lease for two five-year periods following the initial termination date upon 180 days’ prior written notice. The rental rate for the first 12 months of each renewal period will be set at the Renewal Rate, subject to 3% annual increases for each 12-month period thereafter. Reimbursements from the tenant for its pro-rata share of property operating expenses due under the lease is expected to be approximately $10.75 per leased square foot per year.

Under each of these leases, the tenants are responsible for the maintenance and repair of their leased premises and for their pro rata share (as defined in the applicable lease agreement) of all operating costs of the building, including taxes, the landlord’s insurance premiums and deductibles, water, sewage and other utilities, janitorial and other cleaning services and refuse and trash removal.

Residential Rental Agreements

The Property has 45 residential units, which, as of June 30, 2022, are all rented. Of the total residential units, 5 are studio units, 35 are one-bedroom units, and 5 are two-bedroom units. Thirty units are subject to short-term leases, between six to 15 months, with monthly rental rates ranging from $1,304 to $3,825. All renewals and new leases for these units are expected to be for 12-month periods. As of May 31, 2022, the aggregate potential rent of the 30 residential units subject to leases with individuals is estimated to be $74,117 per month, excluding any allowance for temporary vacancy, concessions or uncollected rent. Another nine units are subject to a five-year block rental agreement. Another six units are subject to a Corporate Housing Rental Services Agreement pursuant to which a third-party manages the rental of the units, including establishing the rental rates, for corporate housing.

Sonder Rental Agreement. On September 24, 2019, OpCo and Sonder USA Inc. (“Sonder”) entered into a Lease Agreement pursuant to which Sonder, a global manager of short-term rentals, rents nine residential units consisting of one studio unit, seven one-bedroom units and one two-bedroom unit. All Sonder units are located on the third floor of the Property. The aggregate rent payable on these units is $303,785 for the 12-month period ending July 31, 2022 with a rent escalation equal to 2.5%, compounding yearly, during the initial term. The base lease term ends on July 31, 2025. Sonder has the option to extend the term of the agreement for two five-year periods following the initial termination date upon 180 days’ prior written notice. The rental rate for the first 12 months of each renewal period will be an amount equal to 108% of the average rents charged by OpCo for comparable units at the Property, with a rent escalation equal to the rate by which the average annual rent of comparable units at the Property has increased since the first day of the prior lease term but no greater than 3.5%. In addition, Sonder is also obligated to pay OpCo an amount equal to $165 per unit per month for electricity, water and sewer services, heating and air conditioning, building-wide Wi-Fi and trash and recycling collection services. This cost increases at the same rate as the rent escalation.

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Aplus Housing Rental Agreement. On October 27, 2020, OpCo and Aplus Housing, Inc. (“Aplus”) entered into a Corporate Housing Rental Services Agreement pursuant to which Aplus, a local Seattle-area corporate housing operator, operates six residential units at the Property for use as corporate housing rentals. Pursuant to the agreement, Aplus has the sole discretion to determine the marketing techniques, rental rates and length of stay for each of the applicable units. Aplus retains 20% of the rental proceeds from the units as a referral fee and remits the remainder to OpCo. The agreement remains in effect until it is terminated by either Aplus or OpCo upon 30 days’ prior written notice, provided that OpCo needs to honor any reservations existing as of the date of termination. Under this agreement, OpCo is obligated furnish, at its own cost, all appropriate utilities for these units, including gas, electricity, sewer, water, cable, internet and trash removal. As of June 30, 2022, all Aplus units are occupied and generate gross rental revenue of approximately $19,714 per month.

Existing Indebtedness

On March 10, 2021, OpCo issued $16,000,000 of Taxable Variable Rate Demand Multifamily Housing Revenue Bonds (the “Bonds”). The Bonds bear interest at variable rates that are reset for each variable period by Stern Brothers, the remarketing agent. As of June 30, 2022, the variable rate portion is 1.64%. In addition to the variable rate, the bonds are subject to a credit enhancement fee of 2.31% and a remarketing fee of 0.125%. As of June 30, 2022, the interest rate on the Bonds is 4.075%. The maturity date of the Bonds is March 1, 2061, and OpCo is permitted to repay the Bonds at an earlier date subject to certain conditions. Beginning on March 10, 2024, in addition to the variable interest rate, OpCo will be required to deposit monthly payments of principal into a sinking fund to sufficiently amortize the Bonds outstanding at 6% per annum in 360 equal payments. To secure repayment of the Bonds, OpCo has entered into an agreement with Poppy Bank to issue to the indenture trustee of the Bonds an irrevocable, direct-pay letter of credit (the “Letter of Credit”). The Letter of Credit was issued pursuant to the terms of a Reimbursement Agreement between OpCo and Poppy Bank, which obligates OpCo to repay Poppy Bank for draws made by the indenture trustee under the Letter of Credit to pay interest and principal on the Bonds. The obligations of OpCo under the Reimbursement Agreement are secured by a deed of trust on the building and the real property together with an assignment of leases and rents for all revenue generated from tenant leases.

In addition, on March 10, 2021, OpCo entered into a Promissory Note with Poppy Bank in the original principal amount of $4,000,000 (the “Promissory Note”). On July 1, 2022, the Promissory Note was repaid with proceeds from the issuance of $4,000,000 of new bonds issued under the same terms as the Bonds.

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Property Management Agreements

The day-to-day operations of the Property are managed by Madrona Real Estate Services LLC (the “Property Manager”) pursuant to the terms of a multifamily property management agreement and commercial property management agreement, each made between OpCo and the Property Manager (the “Property Management Agreements”). The Property Management Agreements renew automatically for successive one-year terms unless terminated by either OpCo or the Property Manager with or without cause upon 30 days’ prior written notice. The management fees payable to the Property Manager under these agreements are three and a half percent (3.5%) of gross rental income derived from the operation of the residential portion of the Property excluding income derived from the Sonder lease, and five percent (5%) of gross rental income derived from the operation of the retail portion of the Property, both payable monthly. The responsibilities of the Property Manager under the Property Management Agreements include, among other things:

●	Performing rental and other income collections from tenants and payment of operating expenses;
●	Leasing the Property to creditworthy tenants subject to lease agreements approved by OpCo;
●	Terminating leases and prosecuting the collection of delinquent rent;
●	Responding to and resolving tenant requests and complaints;
●	Repairing and maintaining the Property in a good state of repair and condition, and make purchases of and payment for any repairs, maintenance, furnishing, or equipment as deemed necessary; and
●	Furnishing operating statements, bank statements, financial statements, and Property status updates.

Asset Management Agreement

SolTerra Capital, Inc. (the “Asset Manager”), oversees the general management of the Property pursuant to the terms of an asset management agreement between OpCo and the Asset Manager (the “Asset Management Agreement”). The Asset Management Agreement renews automatically for successive one-year terms unless terminated by either OpCo or the Asset Manager with or without cause upon 30 days’ prior written notice. The asset management fee payable to the Asset Manager under this agreement is five percent (5%) of annual gross revenues less the amount of fees paid to any third-party management company. As a result, after deducting the property management fees payable to the Property Manager, the Asset Manager receives one and a half percent (1.5%) of gross rental income derived from the operation of the residential portion of the Property and five percent (5%) of the gross rental revenue derived from the Sonder lease, payable quarterly. The Asset Manager receives no fee from the gross rental revenue derived from the retail portion of the Property. In addition to overseeing the activities of the Property Manager, the Asset Manager will also provide administrative support in managing the needs OpCo, engaging and supervising professionals who provide services to OpCo including any accountants and attorneys, making strategic or financial decisions, formulating marketing plans and making competitive assessments.

Environmentally Conscious, Sustainable Development

From the beginning, SOLIS was conceived as a prototype for the use of smaller scale, more ecologically friendly technologies in a larger mid-rise residential format. Passive House, a term which originated during the oil crisis of 1973-1974 in response to higher energy prices, is a design process which aims to produce buildings with low energy requirements for heating and cooling. Passive house projects have been built all over the world, beginning with small row houses in Europe and North America to today where standards have expanded from residential developments to office and educational uses.

Passive House design standards are voluntary guidelines set to reduce the negative effects of building operations in their local environments. These guidelines are set so that steps to reduce energy consumption also achieve substantial cost savings by operating the property more efficiently. Once built, buildings which achieve Passive House certification are required to pass tests in a variety of areas including:

●	Airtightness of the building envelope (<0.05 cubic feet per minute-square feet of building envelope area)
●	Efficiency of ventilation systems (advanced energy recovery and climate control systems to exchange energy from normally exhausted air with incoming air from the outdoors)
●	Building insulation to reduce heat transfer through exterior surfaces (materials with high R-values, use of green roofs to improve efficiencies)
●	Windows which provide low thermal conductivity (triple-paned, argon filled, well insulated with U-values under 0.23 BTU per hour-square feet-degrees Fahrenheit)

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SOLIS has been certified a Passive House by PHIUS under the PHIUS+ 2015 standards. As a result, SOLIS operates with up to 70% less energy usage for heating and cooling, providing for a substantially reduced ecological footprint while also passing along significant energy savings to tenants and creating a living environment which is more comfortable, quiet and healthy. In addition to Passive House building standards, SOLIS features solar panels on all ground floor awnings.

The developer of SOLIS, SolTerra Capital Inc., specializes in the construction, ownership, and management of high-quality, sustainable buildings in Seattle, Washington and Portland, Oregon. Through its projects, the developer hopes to reduce the impact of real estate on the environment while creating comfortable spaces for people to live and create urban community. SOLIS has received a number of accolades for design and innovation including:

●	Best Overall Project of the Year (2021), Passive House Institute US
●	Best Multifamily Project of the Year (2021), Passive House Institute US
●	Certified Seattle’s Largest Passive House Project (2021), Passive House Institute US
●	Best Design for Energy Efficiency (2021), Pacific Coast Builder Conference
●	Multifamily Residential Development of the Year (2020), NAIOP of Washington State
●	Perfect Energy Star rating (100)

Market Overview

SOLIS is located in the heart of Seattle’s Capitol Hill Pike-Pine corridor, one of the most vibrant and desirable residential neighborhoods in Seattle. The Property, which features a nearly perfect 99 Walk Score, is also located in close proximity to Seattle’s Central Business District and South Lake Union submarkets, home to some of the fastest growing large companies in the world. Some of the city’s largest employers are within a short commute of the Property including Amazon’s global headquarters as well as regional offices for Google, Expedia and Meta (formerly Facebook). SOLIS is also located a short walk from Microsoft’s shuttle service pick-up/drop-off location offering an easy commute option to its eastside headquarters. The Property’s residents also benefit being a short walk from the underground Capitol Hill station, connecting residents to the larger Seattle metro from the University of Washington in the north to Seattle-Tacoma International Airport in the south. The Downtown Seattle Westlake Station stop is only one stop away. SOLIS residents also enjoy access to Capitol Hill area educational and medical facilities, as well as amenities such as Whole Foods and a wide variety of neighborhood coffee shops.

Seattle’s job market is one of the primary reasons why well-located, modern housing is in high demand. Job creation in Seattle has significantly outpaced population growth. In addition, the cost of owning a home in Seattle has become substantially more expensive increasing demand for multifamily housing. Home prices in Seattle have soared since the start of the pandemic, outpacing most other U.S. housing markets. Forecasts of strong job and population growth, coupled with slowing supply growth, will help further tighten the for-rent housing market.

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Operating Strategy and Growth Plan

The Property’s central location, high quality finishes and amenities, and benefits related to being built to Passive House standards make SOLIS attractive to renters. 1300 East Pike Partners, LLC (the “Company”) believes that the operating strategy of Solis Seattle, LLC (“OpCo”) leaves OpCo well positioned to capitalize on these qualities in a strong for-rent market to further enhance the value of the Property in the following ways:

Increase rents upon rollover of residential leases, benefit from retail leases with contractual escalations

The Property is currently 100% leased. As residential leases turn over, the Manager intends to increase revenue over time by increasing rents synchronously with the rising rents for comparable high-quality space in the neighborhood. Residential units that are not managed by Sonder or Aplus have staggered lease terms. As residential leases expire, it is anticipated that an average of 1-2 units per month will rollover and be subject to limited downtime for new leases, allowing the Company to increase effective rents. Rollover of 1-2 units per month is in line with current vacancy levels in the broader market. The retail units are leased through at least November 2025 with contractual annual 3% rent escalations and multi-year options to renew at market rates.

New Passive House construction, significantly lower utility costs, lower projected capital expenditures

The Property, completed in 2020, was designed in accordance with the exacting construction standards needed to achieve Passive House certification (PHIUS+ 2015). Premium materials were used to build to a high-performance building standard which allows SOLIS to provide a comfortable interior living environment using significantly less energy than comparable standard-built buildings. This is achieved by utilizing heat pump and energy recovery technology combined with an exceptional thermal envelope to improve air quality while reducing electricity use. The Manager plans to actively manage expenses and maximize the Property’s Passive House benefits. It is expected that the Property will use up to 70% less energy for heating and cooling, providing significant ongoing cost savings to tenants.

Due to the quality and recency of construction, OpCo expects that few capital expenditures will be required in the near future. As a requirement of the Bond financing, the Manager must deposit $1,125 per month into a replacement reserve account to be used for any material replacements and property repairs.

Maintain eligibility for Multifamily Tax Exemption

The Property is eligible for Seattle’s Multifamily Tax Exemption (MFTE) as over 20% of the Property’s leasable residential units are offered at rates well below-market to serve renters earning 60-90% of the area’s median income. As part of the program, OpCo is exempt from paying real estate tax on the multifamily portion of the Property for a total period of 12 years. The tax break began when the Property opened for business in 2020.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. You should not place undue reliance on forward-looking statements, and you should consider carefully the statements made elsewhere in this Special Report that identify important factors that could cause actual outcomes to differ from those expressed or implied in our forward-looking statements, and that could materially and adversely affect our business, operating results, and financial condition.

This Management’s Discussion and Analysis should be read together with the financial statements and notes thereto, included elsewhere in this Special Report.

Overview

The Company was formed on August 24, 2021 and has conducted no operations other than those related to our organization and the preparation of the Company’s ongoing offering (the “Offering”) of its units of limited liability company interest (the “Units”). The Company intends to use the proceeds of the Offering to acquire up to a 49.96% membership interest in OpCo (the “Interest”). The Company will not conduct any business activities except for administrative functions and activities relating to monitoring the Interest. The Company has not generated any revenues and has relied on LEX Markets LLC to provide funding for its operations to date. The Company’s lack of operating history makes it difficult for potential investors to evaluate the potential success of its business and to assess its future viability.

Assuming the successful completion of the Offering and the consummation of the acquisition of the Interest, all of the Company’s revenues will be comprised of distributions received from OpCo relating to the Interest.

Liquidity and Capital Resources

The Company is dependent on the proceeds from the Offering to acquire the Interest. As of June 30, 2022, the Company’s assets are nominal and it has limited cash on hand. As of June 30, 2022, LEX Markets LLC has paid for initial organizational expenses and certain expenses related to the Offering and will continue to fund any expenses in excess of the total placement fee.

As indicated in the financial statements included elsewhere in this Special Report, as of December 31, 2021, the Company had $485 in cash, representing the contribution of the Company’s manager (the “Manager”) to the Company’s initial capitalization less a $15 administrative fee.

We will be required to obtain the capital required to purchase the Interest and conduct our operations from the sale of the Units through the Offering being conducted under Regulation A of the Securities Act.

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Item 3.	Directors and Officers

General

Because the Company and OpCo are organized as limited liability companies, they do not have a “board of directors.” The Manager, which is also the manager of OpCo (in such capacity, the “OpCo Manager”), performs the function of a board of directors for the Company and OpCo, respectively. Under the terms of the respective operating agreements, the Company and OpCo have agreed to limit the liability of the Manager and the OpCo Manager, respectively, and to indemnify the Manager and the OpCo Manager, respectively, against certain liabilities. The Manager will not receive any compensation for its services as the managing member of the Company.

Brian Heather and Marc Coluccio, together the Manager and OpCo Manager, are Seattle-based real estate professionals with a track record of developing, building and managing commercial properties in Seattle, Washington and Portland, Oregon that help create sustainable communities in urban environments.

Following the closing of the Offering, assuming the total maximum amount of Units is sold, Messrs. Heather and Coluccio will, together, own [—]% of OpCo. The Manager, in addition to being OpCo Manager, is also the managing member of five other assets that have been developed by SolTerra Capital Inc.

Certain information regarding the executive officers of the Manager and the OpCo Manager, and their positions and ages are as follows:

Name	Position (1)	Age
Brian Heather	Manager	38
Marc Coluccio	Manager	43

(1)	The business address of each of Messrs. Heather and Coluccio is 2909 1st Avenue South, Seattle, Washington 98134.

Brian Heather, Manager. Mr. Heather is the Chief Executive Officer of SolTerra Capital Inc. where he sets the strategic direction for the firm. Mr. Heather launched SolTerra Capital in 2014 after many years of working in the sustainable technology industry. Prior to SolTerra, Mr. Heather founded companies which brought sustainable technologies such as solar power generation and living green walls to the commercial real estate market. Mr. Heather is certified LEED AP and LEED GRP, and was a 2012 recipient of the “40-under-40” award from the Puget Sound Business Journal. Mr. Heather has a BA from The University of Washington and an MBA from Massachusetts Institute of Technology.

Marc Coluccio, Manager. Mr. Coluccio is the Chief Operating Officer of SolTerra Capital Inc. Since joining in 2017, Mr. Coluccio has run day to day operations including development, financing and asset management functions. Prior to SolTerra, Mr. Coluccio held a number of executive roles in companies he started in the telecommunications space. Mr. Coluccio has also been involved for many years in financing and vetting real estate opportunities for his family construction business. Mr. Coluccio has a BA from The University of Washington and an MBA from INSEAD.

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Item 4.	Security Ownership of Management and Certain Securityholders

The following table cites the beneficial ownership of the Units as of June 30, 2022 for each person or group that holds more than 5% of the Units, for each executive officer and the executive officers as a group. Because the Company is organized as a limited liability company, it does not have a “board of directors.”

The Manager owns two Units, representing 100% of the currently outstanding Units. The Company’s voting securities consist solely of the Units.

Beneficial ownership is determined in accordance with SEC rules and generally includes sole or shared voting or investment power with respect to voting securities. Affiliates of the Company and the Manager may purchase Units in the Offering, but only at the same price and on the same terms as other investors in this offering. We will not reserve any portion of the Units being offered for sale in the Offering for sale to any of the foregoing or any other person.

Title of Class	Name and Address of Owner(1)	Number of Units	Amount Acquirable	Percent of Class
Units	Brian Heather, Marc Coluccio	2	N/A	100%

(1)	The business address of the Manager is 2909 1st Avenue South, Seattle, Washington 98134.

Item 5.	Interest of Management and Others in Certain Transactions

For further details, please see Note 3 “Related Party Transactions,” in Item 7, 1300 East Pike Partners LLC Financial Statements.

Item 6.	Other Information

None

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Item 7.	Financial Statements

1300 East Pike Partners LLC

(A Delaware Limited Liability Company)

Financial Statements

For the Period From October 13, 2021 through December 31, 2021

1300 East Pike Partners LLC

(A Delaware Limited Liability Company)

Table of Contents

December 31, 2021

Independent Auditors’ Report

To the Members of

1300 East Pike Partners LLC

Opinion

We have audited the financial statements of 1300 East Pike Partners LLC, which comprise the balance sheet as of December 31, 2021, and the related statements of operations, changes in members’ equity and cash flows for the period from October 13, 2021 through December 31, 2021, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of 1300 East Pike Partners LLC as of December 31, 2021, and the results of its operations and its cash flows for the period from October 13, 2021 through December 31, 2021, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of 1300 East Pike Partners LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about 1300 East Pike Partners LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. © 2020 Baker Tilly US, LLP

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of 1300 East Pike Partners LLC’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about 1300 East Pike Partners LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings and certain internal control-related matters that we identified during the audit.

New York, New York
July 25, 2022

1300 East Pike Partners LLC

(A Delaware Limited Liability Company)

Balance Sheet

December 31, 2021

Assets:
Cash	$485

Total assets	$485

Members’ equity
Common units; 2 units issued and outstanding	$485

Total liabilities and members’ equity	$485

See notes to financial statements.

1300 East Pike Partners LLC

(A Delaware Limited Liability Company)

Statement of Operations

For the Period From October 13, 2021 through December 31, 2021

Expenses:
General and administrative expenses	$15

Net loss	$(15)

See notes to financial statements.

1300 East Pike Partners LLC

(A Delaware Limited Liability Company)

Statement of Members’ Equity

For the Period From October 13, 2021 through December 31, 2021

Members’ equity - October 13, 2021	$-

Contributions	500

Net loss	(15)

Members’ equity - December 31, 2021	$485

See notes to financial statements.

1300 East Pike Partners LLC

(A Delaware Limited Liability Company)

Statement of Cash Flows

For the Period From October 13, 2021 through December 31, 2021

Cash flows from operating activities:
Net loss	$(15)

Cash flows from financing activities:
Contributions	500

Net change in cash	485

Cash at beginning of period	-

Cash at end of year	$485

See notes to financial statements.

1300 East Pike Partners LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

1300 East Pike Partners LLC (the “Company”) was formed on August 24, 2021 as a Delaware limited liability company and is a partnership for U.S. federal income tax purposes. The Company was organized for the sole purpose of acquiring a membership interest in Solis Seattle, LLC, a Washington limited liability company (“OpCo”). OpCo’s sole asset is a residential and commercial building located at 1300 Pike Street, Seattle, Washington (the “Property”). The Property consists of 45 residential units and approximately 5,960 square feet of retail space. The Company is managed by Marc Coluccio and Brian Heather (together, the “Managers”), which are also the managers of OpCo.

The Company received its initial capital contribution on October 13, 2021.

On December 17, 2021, the Company filed an offering statement on Form 1-A with the U.S. Securities and Exchange Commission (“SEC”) with respect to an offering (the “Offering”) of limited liability company units, or Units, for an initial offering price of $250.00 per Unit. A maximum of $6,495,000 of Units may be sold to the public in the initial offering, once qualified. As of December 31, 2021, the Company has issued two Units to the Managers, for a purchase price of $250 each. The Company will remain in existence until liquidated in accordance with the terms of its limited liability company agreement (the “Operating Agreement”).

The Offering qualified as a “Tier 2” offering pursuant to Regulation A promulgated under the Securities Act of 1933, as amended, or the Securities Act.

The Company’s fiscal year end is December 31st.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and Article 8 of Regulation S-X of the rules and regulations of the SEC. The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Application of these estimates and assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from those estimates.

Cash

Cash may at times exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

1300 East Pike Partners LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021

(Continued)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Organizational and Offering Costs

Organizational and offering costs of the Company are being paid on behalf of the Company by LEX Markets LLC (the “Placement Agent”). These organizational and offering costs include all expenses to be paid by the Company in connection with the formation of the Company and the qualification of the Offering. The offering expenses also include the distribution of Units, including, without limitation, expenses for printing, amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, internet and other telecommunications costs, charges of experts and fees, expenses and taxes related to the filing and qualification of the sale of shares under U.S. federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. OpCo has agreed to pay the Placement Agent a fee equal to 5% of the gross proceeds of the Units sold in the Offering.

The Offering is being made on a “best efforts” basis, which means that no one is committed to purchasing any shares in the Offering. OpCo has engaged the Placement Agent to act as the exclusive placement agent in connection with the Offering. The Placement Agent is not obligated to purchase any shares or sell a specific number of Units, but will use its commercially reasonable “best efforts” to solicit purchases of the Units.

Taxable Income

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes dividends, interest (other than from a financial business), real property rents, gain from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income.

The Company intends to operate such that it will meet the Qualifying Income Exception in each taxable year and expects not to pay any U.S. federal income tax.

1300 East Pike Partners LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021

(Continued)

NOTE 3 – RELATED-PARTY TRANSACTIONS

Ownership

The Managers are members of OpCo. As of December 31, 2021, the Company has issued two Units to the Managers for the purchase price of $500. Following the closing of the Offering, the Company intends to acquire a minority interest in OpCo pursuant to the terms of a contribution agreement.

Management

The Company is organized as a limited liability company that does not have a board of directors. The Managers perform the function of a board of directors. Pursuant to the Operating Agreement, the Managers will have complete and exclusive discretion in the management and control of the Company’s affairs and business, subject to the requirement to obtain consent for certain actions, and shall possess all powers necessary, convenient or appropriate to carrying out the Company’s purposes and business, including doing all things and taking all actions necessary to carry out the terms and provisions of each of the foregoing agreements.

The Managers will not receive any compensation for their services as the managing members of the Company.

NOTE 4 – SUBSEQUENT EVENTS

The Company’s Offering pursuant to an offering circular was qualified by the Securities and Exchange Commission on March 17, 2022.

The Company has evaluated subsequent events through July 25, 2022, the date the financial statements were available to be issued.

Solis Seattle, LLC

(A Washington Limited Liability Company)

Financial Statements

For the Years Ended December 31, 2021 and 2020

Solis Seattle, LLC

(A Washington Limited Liability Company)

Table of Contents

December 31, 2021 and 2020

Independent Auditors’ Report

To the Members of
Solis Seattle, LLC

Opinion

We have audited the financial statements of Solis Seattle, LLC, which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, changes in members’ equity and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Solis Seattle, LLC as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Solis Seattle, LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Solis Seattle, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. © 2020 Baker Tilly US, LLP

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Solis Seattle, LLC’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Solis Seattle, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings and certain internal control-related matters that we identified during the audit.

New York, New York

July 25, 2022

Solis Seattle, LLC

(A Washington Limited Liability Company)

Balance Sheets

December 31, 2021 and 2020

	2021	2020

Assets:
Real estate, net	$22,626,638	$22,993,350
Cash	553,833	255,967
Restricted cash	13,959	422,354
Security deposits	39,150	31,150
Prepaid expenses and other assets	14,054	34,851
Accounts receivable	16,656	6,865
Deferred rent receivable	148,919	109,007
Deferred leasing costs, net	27,318	32,037

Total assets	$23,440,527	$23,885,581

Liabilities and members’ equity

Liabilities:
Loans payable, net	$19,429,004	$16,442,320
Related-party notes payable	-	450,000
Accounts payable, accrued expenses and other liabilities	98,267	147,710
Accrued interest	353,505	40,494
Prepaid rent	19,113	67,514

Total liabilities	19,899,889	17,148,038

Commitments and contingencies

Members’ equity	3,540,638	6,737,543

Total liabilities and members’ equity	$23,440,527	$23,885,581

See notes to financial statements.

Solis Seattle, LLC

(A Washington Limited Liability Company)

Statements of Operations

For the Years Ended December 31, 2021 and 2020

	2021	2020
Revenues:
Residential rental income	$1,206,275	$331,348
Commercial rental income	184,430	19,084
Parking income	34,062	12,572
Reimbursement income	109,128	8,741
Other income	5,429	13,572
Gain on lease termination	5,525	23,806
Interest income	604	137

Total revenues	1,545,453	409,260

Expenses:
Depreciation and amortization	517,504	266,306
Interest expense	712,962	367,912
Loss from debt extinguishment	54,959	-
Property taxes	67,513	45,450
Repairs and maintenance	84,284	41,449
Utilities	132,248	26,693
Management fees	69,975	16,244
Other operating expenses	23,678	13,643
Professional fees	28,892	13,065
Insurance	18,809	10,991
General and administrative expenses	93,096	1,768

Total expenses	1,803,920	803,521

Net loss	$(258,467)	$(394,261)

See notes to financial statements.

Solis Seattle, LLC

(A Washington Limited Liability Company)

Statements of Members’ Equity

For the Years Ended December 31, 2021 and 2020

Members’ equity - January 1, 2020	$6,243,004

Contributions	888,800

Net loss	(394,261)

Members’ equity - December 31, 2020	$6,737,543

Distributions	(2,938,438)

Net loss	(258,467)

Members’ equity - December 31, 2021	$3,540,638

 See notes to financial statements.

Solis Seattle, LLC

(A Washington Limited Liability Company)

Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020

	2021	2020
Cash flows from operating activities:
Net loss	$(258,467)	$(394,261)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	517,504	266,306
Amortization of deferred financing costs	123,157	63,987
Loss from debt extinguishment	54,959	-
Deferred rent receivable	(39,912)	(109,007)
Change in operating assets and liabilities:
Prepaid expenses and other assets	20,797	8,278
Accounts receivable	(9,791)	(6,865)
Accounts payable, accrued expenses and other liabilities	55,265	28,002
Accrued interest	313,011	40,494
Prepaid rent	(48,401)	42,154

Net cash provided by (used in) operating activities	728,122	(60,912)

Cash flows from investing activities:
Additions to real estate	(250,781)	(6,880,366)
Leasing commissions	-	(18,130)

Cash used in investing activities	(250,781)	(6,898,496)

Cash flows from financing activities:
Deferred financing cost	(691,432)	(64,754)
Proceeds from Construction Loan	-	4,489,836
Repayment of Construction Loan	-	(13,731,672)
Proceeds from Bridge Loan	-	16,500,000
Repayment of Bridge Loan	(16,500,000)	-
Proceeds from Poppy Loan	4,000,000	-
Proceeds from Bonds	16,000,000	-
Repayment of related-party notes payable	(450,000)	(507,944)
Proceeds from related-party notes payable	-	628,020
Distributions	(2,938,438)	-

Net cash (used in) provided by financing activities	(579,870)	7,313,486

Net change in cash and restricted cash	(102,529)	354,078

Cash and restricted cash at beginning of year	709,471	355,393

Cash and restricted cash at end of year	$606,942	$709,471

Supplemental disclosures of cash flow information:
Cash paid for interest	$276,794	$615,113

Supplemental disclosure of non-cash investing activities:
Accrued additions to real estate	$-	$104,708
Amortization of deferred financing costs capitalized to real estate	$-	$81,304
Contribution of land (Note 3)	$-	$888,800

See notes to financial statements.

Solis Seattle LLC

(A Washington Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Solis Seattle, LLC (the “Company”) was formed on June 6, 2018 as a Washington limited liability company. The term of the Company shall continue indefinitely, unless the Company is earlier dissolved by the occurrence of events more fully described in the limited liability company agreement.

The purpose of the Company is to acquire, develop and operate a residential and commercial building located at 1300 Pike Street, Seattle, Washington (the “Property”). The Property consists of 45 residential units and approximately 5,960 square feet of retail space.

A member of a limited liability company is not liable for debts, obligations, or other liabilities of the limited liability company by reason of being such a member.

The Company’s operations and financial performance are subject to certain business risks and uncertainties that include changes in economic conditions, rapid changes in the real estate market, and competition for residential and commercial building in the local marketplace, among others.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Application of these estimates and assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from those estimates.

Cash and Restricted Cash

At various times during the year, the Company has maintained cash balances in excess of federally insured limits. The Company believes it mitigates this risk by banking with major financial institutions.

Restricted cash consists of monies restricted for the benefit of the Company’s lender under the terms of the debt agreements.

Solis Seattle LLC

(A Washington Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Restricted Cash (Continued)

The following table provides a reconciliation of cash and restricted cash within the balance sheets to the sum of the corresponding amounts within the statements of cash flows reported as of December 31:

	2021	2020

Cash	$553,833	$255,967
Security deposits	39,150	31,150
Restricted cash	13,959	422,354
Cash and restricted cash	$606,942	$709,471

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to an allowance for doubtful accounts based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written-off through a charge to the allowance and a credit to accounts receivable. At December 31, 2021 and 2020, the Company considers accounts receivable to be fully collectible.

Accounting for Real Estate

Real estate is recognized at cost less accumulated depreciation. Betterments, major renovations and certain costs directly related to the improvement of real estate are capitalized. Maintenance and repair expenses are charged to expense as incurred.

Solis Seattle LLC

(A Washington Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting for Real Estate (Continued)

The cost of acquiring an asset includes the costs necessary to bring a capital project to the condition necessary for its intended use. Costs are capitalized once the construction of a specific capital project is probable.

Depreciation of an asset begins when it is available for use and is calculated using the straight-line method over the estimated useful lives. Range of useful lives for depreciable assets are as follows:

Category	Term
Building and improvements	40 years
Furniture, fixtures and equipment	7 years
Tenant improvements	Shorter of remaining life of lease or useful life

The Company reviews its owned real estate for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If impairment indicators are present, the evaluation may include estimating and reviewing anticipated future undiscounted cash flows to be derived from the asset. Estimating future cash flows is highly subjective and includes an evaluation of factors such as the anticipated cash flows from the Property, which may include rental income from current leases in-place and projected future leases, estimated capital expenditures, and an estimate of proceeds to be realized upon sale of the Property. If such cash flows are less than the asset’s net carrying value, an impairment charge is recognized to earnings to the extent by which the asset’s carrying value exceeds the estimated fair value. The Company’s estimates could differ materially from actual results. The Company did not recognize any impairment losses on long lived assets during the years ended December 31, 2021 and 2020.

Deferred Costs

The Company defers costs incurred associated with the issuance of its debt obligations. Deferred financing costs are presented as deductions from the carrying value of the related debt obligation in the balance sheets and are amortized as a component of interest expense using the straight-line method, which approximates the effective interest method, over the terms of the respective financing agreements.

Solis Seattle LLC

(A Washington Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred Costs (Continued)

Deferred leasing costs consist of costs incurred in the successful negotiations of tenant leases, which are amortized on a straight-line basis over the terms of the respective leases.

Revenue Recognition

The Company’s revenues are primarily derived from rental income earned under operating leases with tenants, which fall under the scope of Leases (Topic 840). The Company recognizes the effects of any scheduled rent increases, rent abatements and prepayments on a straight-line basis over the term of the lease. This requires that rental income be recognized in equal annual amounts over the term of the lease. Deferred rent receivable represents the cumulative effect of straight-lining leases and is computed as the difference between income accrued on a straight-line basis and contractual rental payments.

Reimbursement Income

Leases provide for reimbursement to the Company of common area maintenance, which are recognized as earned. The Company plans to elect the lessor practical expedient upon the effective date of Accounting Standards Update (“ASU”) 2016-02. Under this expedient the Company anticipates combining the lease components and non-lease components and, as such, will account for the combined components under ASU 2016-02.

Advertising

Advertising and promotion costs are expensed as incurred. Total advertising and promotion expense for the years ended December 31, 2021 and 2020 were $23,678 and $10,543, respectively, and are recognized as a component of other operating expenses on the statements of operations.

Income Taxes

No provision or benefit for income tax has been included in these financial statements because taxable income or loss passes through to, and is reportable by, the members in accordance with the limited liability company agreement.

The tax positions of the Company are assessed to determine whether a tax position is more-likely-than-not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more-likely-than-not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit with a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. The Company has assessed the federal and state tax positions and has concluded that there are no material uncertain tax liabilities to be recognized or disclosed.

Solis Seattle LLC

(A Washington Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Pronouncement

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-02, as amended, Leases (Topic 842). ASU 2016-02 requires all lessees to record a lease liability at lease inception, with a corresponding right of use asset, except for short-term leases. Lessor accounting will not be fundamentally changed. Additionally, ASU 2016-02 requires that the Company capitalize, as initial direct costs, only those costs that are incurred due to the execution of a lease. ASU 2016-02 is effective for the Company’s financial statements for the year ending December 31, 2022. The Company is currently evaluating the impact of Topic 842 on its financial statements.

NOTE 3 – REAL ESTATE

Construction of the Property commenced on July 30, 2018 and was completed and placed-in-service on June 1, 2020.

The Company and a member originally held 80.62% and 19.38% of the land, respectively. On January 1, 2020, the member exchanged its share of the land, which was valued at $888,800, for a 7.97% membership interest in the Company.

Real estate, net consisted of the following as of December 31, 2021 and 2020:

	2021	2020

Land	$4,582,380	$4,582,380
Building and improvements	18,419,549	18,338,868
Furniture, fixtures and equipment	255,998	225,606
Tenant improvements	147,500	112,500

Total real estate	23,405,427	23,259,354

Less accumulated depreciation	(778,789)	(266,004)

Real estate, net	$22,626,638	$22,993,350

Depreciation expense for the years ended December 31, 2021 and 2020 was $512,785 and $266,004, respectively.

Solis Seattle LLC

(A Washington Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 4 – LOANS PAYABLE

On September 20, 2018, the Company entered into a loan agreement with Colorado Federal Savings Bank whereby it could borrow up to $15,500,000 to finance the construction of the Property at an interest rate of one-month London Interbank Offered Rate (LIBOR) plus 4.125% per annum calculated on a 360-day year (the “Construction Loan”). The Construction Loan was interest only, which was being capitalized into the loan balance, and was secured by the Property. On June 19, 2020, the Construction Loan was paid in full in the amount of $13,731,672. Interest expense related to the Construction Loan amounted to $343,539 for the year ended December 31, 2020, of which $41,415 was expensed and $302,124 was capitalized as a cost of the building. Financing costs associated with the Construction Loan amounted to $387,391, and were capitalized as a cost of the building.

On June 19, 2020, the Company entered into a loan agreement with Washington Federal Bank, N.A. whereby it borrowed $16,500,000 (the “Bridge Loan”), which was secured by the Property. The Bridge Loan required interest-only payments through June 30, 2021 at an interest rate of 2.85% calculated on a 360-day year. As of December 31, 2020, the balance of the Bridge Loan was $16,500,000. The Bridge Loan was paid in full on March 10, 2021. Interest expense related to the Bridge Loan amounted to $90,131 and $256,025 for the years ended December 31, 2021 and 2020, respectively, which is included in interest expense on the statements of operations.

On March 10, 2021, the Company issued $16,000,000 of its Taxable Variable Rate Demand Multifamily Housing Revenue Bonds (Solis Multifamily Project) 2021 Series A (the “Bonds”). The Bonds mature on March 1, 2061. The Bonds require interest-only payments at the Variable Rate determined by the remarketing agent, as provided. The Bonds require monthly deposits of accrued interest, a Drawing Fee of $300, which shall increase by 3% annually, a maintenance fee of 2.31%, as provided, a remarketing fee of 0.125%, as provided, and $1,125 for replacement reserves. In accordance with the underlying agreement, a separate account for the replacement reserves shall be established by the lender, as well as a deposit reserve account with an initial deposit in the amount of $45,000. As of December 31, 2021, such accounts have not yet been established. The Company has an outstanding Letter of Credit in the amount of $16,205,151 issued by a bank to a trustee. Commencing in March 2024, monthly deposits will also include a payment into a sinking fund equal to an amount sufficient to amortize the outstanding Bonds over 360 months at a 6% interest rate. On December 31, 2021, the Variable Rate was 0.11%. Interest expense, including fees, related to the Bonds amounted to $337,144 for the year ended December 31, 2021, which is included in interest expense on the statements of operations. As of December 31, 2021, $337,144 of unpaid interest was included in accrued interest on the balance sheets.

The Bonds contain a covenant requiring the Company to have a Debt Service Coverage Ratio, as defined, of equal to or greater than 120% commencing December 31, 2021.

Solis Seattle LLC

(A Washington Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 4 – LOANS PAYABLE (Continued)

As of December 31, 2021, future estimated sinking fund payments are as follows:

For the Years Ending:
2022	$-
2023	-
2024	202,234
2025	242,681
2026	242,681
Thereafter	15,312,404
$16,000,000

On March 10, 2021, the Company entered into a loan agreement with Poppy Bank whereby it borrowed $4,000,000 (the “Poppy Loan”). The Poppy Loan matures on March 10, 2022. The Poppy Loan requires interest-only payments at an interest rate of 4.75%. Interest expense related to the Poppy Loan amounted to $157,278 for the year ended December 31, 2021, which is included in interest expense on the statements of operations. As of December 31, 2021, $16,361 of unpaid interest and fees was included in accrued interest on the balance sheets. On March 10, 2022, the Poppy loan was formally extended to July 10, 2022. On July 1, 2022, the Company issued $4,000,000 of additional Bonds and paid off the Poppy Loan.

The Bonds and Poppy Loan are secured by the Property and are guaranteed by certain members of the Company.

As of December 1, 2020, the Company qualified for the Multifamily Tax Exemption Program, whereby it agreed to restrict rents on eight units at the Property at 80% or below of area median income for 12 years in exchange for 12 years of abated real estate taxes on the multifamily improvements.

The components of deferred financing costs as of December 31, 2021 and 2020 are summarized as follows and are presented as deductions from the mortgage note payable:

	2021	2020

Deferred financing costs	$691,432	$64,754
Less accumulated amortization	(120,436)	(7,074)

Deferred financing costs, net	$570,996	$57,680

Amortization of deferred financing costs for the years ended December 31, 2021 and 2020 of $123,157 and $63,987, respectively, was included in interest expense on the statements of operations.

Solis Seattle LLC

(A Washington Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 4 – LOANS PAYABLE (Continued)

During the year ended December 31, 2021, the Company wrote off $64,754 of deferred financing costs related to prior loans, of which $9,795 was previously amortized, thus resulting in a loss from debt extinguishment of $54,959, which is included on the statements of operations. In addition, deferred financing costs amortization of $81,304 was capitalized to building for the year ended December 31, 2020.

NOTE 5 – LEASES

Future minimum rentals to be received under non-cancelable operating leases in effect at December 31, 2021 for each of the succeeding five years and thereafter are as follows:

Year ending December 31,
2022	$538,094
2023	552,702
2024	567,710
2025	439,846
2026	100,508
$2,198,860

The preceding future minimum rental payments do not include option or renewal periods. In additional these future minimum rental payments only include commercial leases and the Sonder lease and does not include any standard residential leases.

One tenant provided approximately 20% and 40% of the combined residential and commercial rental income for the years ended December 31, 2021 and 2020, respectively.

NOTE 6 – EQUITY

Income, losses and distributions from the Company are allocated to its members as follows, which is stated within the limited liability company agreement.

–	first, to the Class A Unit Holders in proportion to and to the extent of their unreturned Capital Contributions;
–	second, to all Class A Unit Holders in proportion to their respective accrued and unpaid Preferred Returns until each such Unit Holder has received an amount equal to such Unit Holder’s accrued and unpaid Preferred Return determined immediately prior to the distribution to be made under this section;
–	third, to Class B Unit Holders until they have received an amount equal to the Class B Catch-up of all distributions made to Class A Unit Holders; and
–	thereafter, to all Unit Holders in proportion to their Percentage Interests.

Solis Seattle LLC

(A Washington Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 6 – EQUITY (Continued)

As of January 1, 2019, all Class A committed capital contributions have been called. Class B does not require capital contributions. As of December 31, 2021, the Company is in the first tier of its distribution waterfall stated above.

Each Class A and B Unit Holder has a voting interest equal to the number of units held over total units outstanding.

NOTE 7 – RELATED-PARTY TRANSACTIONS

Property and Asset Management Fees

The Company engaged Solterra Capital Inc. (“Solterra”), a related party affiliated through certain members, to provide property and asset management services and consulting services with respect to the oversight of the Property. Solterra earns a management fee equal to 5% of annual gross revenues less the amount of fees paid to any third party professional management company (see Note 8). For the years ended December 31, 2021 and 2020, the Company incurred asset management fees of $25,069 and $0, respectively. Unpaid asset management fees amounted to $25,069 and $0 as of December 31, 2021 and 2020, respectively, and are included in accounts payable, accrued expenses and other liabilities on the balance sheets.

Acquisition, Construction and Development Fees

Solterra earned a land acquisition fee equal to 1.0% of the Property’s purchase price, which amounted to $45,800. Solterra earned a construction management fee equal to 1.0% of the Property’s hard construction costs, which amounted to $135,517. For the years ended December 31, 2021 and 2020, construction management fees amounted to $0 and $68,059, respectively. Solterra earned a development fee equal to 2.5% of all the Property’s hard and soft costs which amounted to $469,581. For the years ended December 31, 2021 and 2020, development fees amounted to $46,941 and $117,351, respectively. The land acquisition fee, construction management fee and development fee were capitalized as a cost of the building.

Guarantee Fee

Solterra earned a loan guarantee fee equal to 1% of the Construction Loan, which amounted to $146,711. The loan guarantee fee was capitalized to deferred financing costs and amortized over the life of the Construction Loan.

Solis Seattle LLC

(A Washington Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 7 – RELATED-PARTY TRANSACTIONS (Continued)

Related-Party Notes Payable

On December 4, 2019, the Company entered into a revolving credit agreement with MJC Holdings, LLC, a related party affiliated through a member, whereby it could borrow up to $750,000 at an interest rate of 6% per annum (the “MJC LOC”). For the years ended December 31, 2021 and 2020, the Company borrowed $0 and $440,210, respectively, and repaid $350,000 and $255,172, respectively. Interest expense for the years ended December 31, 2021 and 2020 related to the MJC LOC amounted to $4,085 and $11,650, respectively. During the year ended December 31, 2020, $6,825 was capitalized as a cost of the building. The MJC LOC was repaid in full on March 12, 2021.

On December 4, 2019, the Company entered into a revolving credit agreement with Fountainhead Management, a related party affiliated through a member, whereby it could borrow up to $750,000 at an interest rate of 6% per annum (the “Fountainhead LOC”). For the years ended December 31, 2021 and 2020, the Company borrowed $0 and $187,810, respectively, and repaid $100,000 and $252,772, respectively. Interest expense for the years ended December 31, 2021 and 2020 related to the Fountainhead LOC amounted to $1,167 and $8,468, respectively. During the year ended December 31, 2020, $6,808 was capitalized as a cost of the building. The Fountainhead LOC was repaid in full on March 12, 2021.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Property Management Fees

The Company engaged Madrona Real Estate Services, LLC (“Madrona”), as operator and manager of the Property. Madrona earns a monthly management fee equal to the greater of i) 3.5% of monthly residential gross revenues excluding the third-floor tenant and 5% of monthly commercial gross revenues, or ii) $2,000. In addition, Madrona earns a leasing fee, as provided, and bills hourly for time spent related to management of the third-floor tenant. For the years ended December 31, 2021 and 2020, the Company incurred property management fees of $40,272 and $16,244, respectively. In addition, for the year ended December 31, 2021 and 2020, the Company reimbursed Madrona $4,634 and $0, respectively, of expenses which is included in management fees. Unpaid property management fees amounted to $4,991 and $2,000 as of December 31, 2021 and 2020, respectively, and are included in accounts payable, accrued expenses and other liabilities on the balance sheets.

Referral Fees

The Company has also entered into an agreement with a third party (“Third Party”) for the administration and directing of certain units. The Third Party earns a fee of 20% of the rental proceeds of the units in which it administers and directs.

Solis Seattle LLC

(A Washington Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 8 – COMMITMENTS AND CONTINGENCIES (Continued)

Referral Fees (Continued)

For the years ended December 31, 2021 and 2020, the Company incurred referral fees of $62,248 and $0, respectively, which are included in general and administrative expenses.

Other

The extent of the impact of the coronavirus (“COVID-19”) outbreak on the operational and financial performance of the Company’s real estate will depend on future developments, including the duration of the outbreak and the impact of COVID-19 on the financial markets and the overall economy as well as on the overall demand for leased space, including retail establishments, all of which are still highly uncertain and cannot be predicted. If the financial markets and/or the overall economy continue to remain impacted for an extended period, the Company’s results may be materially adversely affected. As of the date of this report, COVID-19 has not had a material impact to the Company’s operations or financial performance as the Company has not experienced any material tenant defaults, early terminations or collection issues, however, any future impacts of COVID-19 are highly uncertain and cannot be predicted.

NOTE 9 – SUBSEQUENT EVENTS

The Company made distributions of $224,351 through July 25, 2022.

On December 17, 2021, an interest in the Company of up to $6,945,000 was listed in an offering circular through 1300 East Pike Partners LLC, which was qualified with the Securities Exchange Commission on March 17, 2022. The transaction is not expected to have a material impact on the Company’s operations.

As described in Note 4, on July 1, 2022, the company issued $4,000,000 of additional Bonds and paid off the Poppy Loan.

The Company has evaluated subsequent events through July 25, 2022, the date the financial statements were available to be issued.

Item 8.	Exhibits

Exhibit Number	Description
2.1	Certificate of Formation of 1300 East Pike Partners LLC (incorporated by reference to Exhibit 2.1 to the 1300 East Pike Partners Offering Statement on Form 1-A (File No. 024-11757) filed on December 17, 2021)
2.2	Certificate of Formation of Solis Seattle, LLC (incorporated by reference to Exhibit 2.2 to the 1300 East Pike Partners Offering Statement on Form 1-A (File No. 024-11757) filed on December 17, 2021)
2.3	Amended and Restated Operating Agreement for 1300 East Pike Partners LLC (incorporated by reference to Exhibit 2.3 to the 1300 East Pike Partners Offering Statement on Form 1-A (File No. 024-11757) filed on December 17, 2021)
2.4	Amended and Restated Operating Agreement for Seattle Solis, LLC (incorporated by reference to Exhibit 2.4 to the 1300 East Pike Partners Offering Statement on Form 1-A (File No. 024-11757) filed on December 17, 2021)
11.1	Consent of Baker Tilly US, LLP (1300 East Pike Partners)*
11.2	Consent of Baker Tilly US, LLP (Solis Seattle)*

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Special Report to be signed on its behalf by the undersigned, thereto duly authorized, in Seattle, Washington on July 26, 2022.

1300 EAST PIKE Partners LLC

By:	/s/ Marc Coluccio
Name:	Marc Coluccio
Title:	Manager

SOLIS SEATTLE, LLC

By:	/s/ Marc Coluccio
Name:	Marc Coluccio
Title:	Manager

Pursuant to the requirements of Regulation A, this Special Report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc Coluccio	Manager
Marc Coluccio	(Principal Executive Officer)	July 26, 2022

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